GPS FUNDS II
GUIDEMARKSM OPPORTUNISTIC FIXED INCOME FUND
REGISTRATION # 811-22486
ATTACHMENT 77 0

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	SELLING UNDERWRITER	LIST OF UNDERWRITERS
04/30/12	U.S. Airways Group, Inc.	415,000	623,379,000	Citigroup, Goldman Sachs, Morgan Stanley	Citigroup Global Markets, Inc.; Goldman Sachs & Co.; Morgan Stanley & Co., Inc.; Barclays Capital; Merrill Lynch, Pierce, Fenner & Smith; Natixis Securities North America, Inc.
09/19/12	Continental Airlines	155,000	843,888,000	Citigroup, Credit Suise, Deutsche Bank	Citigroup Global Markets, Inc.; Goldman Sachs & Co.; Morgan Stanley & Co., Inc.; Credit Suise; Deutsche Bank Securities; Jefferies & Co.; Natixis Securities North America, Inc.
11/27/12	Royal Bank of Scotland	425,000	2,250,000,000	Citigroup, Morgan Stanley, Royal Bank of Scotland
Citigroup Global Markets, Inc.; Morgan Stanley & Co., Inc.; RBS Securities, Inc.; ABN AMRO Securities USA LLC; Banco Santander; BMO Capital Markets Corp; BNY Mellon Capital Markets LLC; CIBC World Markets, Inc.; Commerz Markets LLC; Danske Markets; Intesa Sanpaolo; Lloyds TSB Bank PLC; nabSecurities LLC; Natixis Securities North America, Inc.

01/15/13	Jefferies Group, Inc.	425,000	1,000,000,000	Jefferies
Citigroup Global Markets, Inc.; Credit Suisse Securities; BNY Mellon Capital; Deutsche Bank; HSBC; JPM Securities; JP Morgan; Barclays Capital; Keefe Bruyette & Woods; Knight Capital Americas; Merrill Lynch Pierce Fenner & Smith; Natixis Securities North America, Inc.; Oppenheimer & Co.; RBC Capital markets; Snadler O'Neill & Partners; Stephens, Inc.; Stifel Nicolaus & Co., Inc.; US Bancorp Investments